P R E S S R E L E A S E
Contacts:	Analytical Surveys, Inc.	Pfeiffer High Investor Relations, Inc.
	Lori Jones	Geoff High
	Chief Executive Officer	303/393-7044
210/657-1500

ASI ENERGY EXECUTES PURCHASE AND SALE AGREEMENT FOR THE

ACQUISITION OF OIL AND GAS PRODUCTION ON THE TEXAS GULF COAST

Production Assets Would Provide ASI Energy with Significant Initial Reserve Base and Operating Cash Flow

SAN ANTONIO, Texas -- January 9, 2007 _ ASI Energy, a division of Analytical Surveys, Inc. (ASI) (Nasdaq Capital Market: ANLT), today announced it has entered into a Purchase and Sale Agreement with an undisclosed party for the acquisition of a non-operating working interest in three oil and gas fields located in the South Texas Gulf Coast region. Assuming satisfaction of certain conditions, including financing arrangements satisfactory to ASI, the parties intend to close the transaction on or before January 31, 2007. The company is seeking to secure a financing package totaling approximately $8 million.

The properties consist of five wells, which are currently producing approximately 66 barrels of oil and 1.73 million cubic feet of gas per day, net to the interest being purchased. ASI Energy is purchasing 90% of the interest currently owned by the seller in the wells and acreage.

The wells are located in the highly prolific Hardin, Willis and South Wharton Fields located in Liberty and Wharton Counties, Texas. Based upon engineering studies, the acquisition could add as much as 57,000 barrels of oil and 2.2 billion cubic feet of gas reserves, net to ASI.

Lori Jones, CEO of ASI said, "Our oil and gas business plan is based upon a balanced growth strategy that includes the purchase of producing properties, along with participation in lower risk development drilling combined with higher potential exploratory activity. This purchase will serve to firmly establish ASI in the energy marketplace, provide a solid reserve base and contribute significant cash flow to our operations."

ASI Energy, a Division of Analytical Surveys, Inc. (ASI) is a San Antonio-based oil and gas company focused on participation in non-operating exploration and production of U.S. onshore oil and natural gas reserves. For more information, please visit www.asienergy.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-KSB.